Exhibit 10

CORNING INCORPORATED

SPECIAL RETIREMENT TRANSITION AGREEMENT

           This Agreement, dated as of July 30, 2010, is entered into between Corning Incorporated, a corporation organized under the laws of the State of New York (“Corning”, the “Company” or “we”), and Peter F. Volanakis (the “Executive”).

           WHEREAS, Executive has notified the Company of his intent to retire from Corning no later than January 1, 2011;

           WHEREAS, Executive has indicated to Corning that he intends to resign from the Corning Board of Directors effective at the meeting of the Corning Board of Directors on December 1st, 2010;

           WHEREAS, the Company has accepted Executive’s decision to retire and seeks to ensure an effective transition to individuals designated by the Company of Executive’s knowledge and responsibilities during the period prior to and following Executive’s retirement; and

    WHEREAS, the Company desires to provide Executive with a cash payment and to enter into a consulting arrangement with Executive, each as described herein, in connection with the Executive’s retirement from the Company after 28 years of distinguished service to the Company.

           NOW, THEREFORE, in consideration of the respective agreements contained herein and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1.
Retirement Date:  Having already attained the age of 55 with 28 years of service, Executive is eligible to retire from the Company under the terms of the various compensation and benefit programs he participates in.  Executive shall retire from the Company effective as of the first day of the month following his last day worked (“Last Day Worked”), which date will be a date to be selected by Executive, which is between November 15, 2010 and January 1, 2011, and may be earlier if the Executive and the Chairman and Chief Executive Officer of the Company, mutually agree to an earlier date.

PFV Retirement Transition Agreement

2.
SEC Section 16 Requirements:  For six (6) months after Executive’s Last Day Worked, Executive agrees to: (1) notify, and receive advance approval from, either Denise Hauselt or Vincent Hatton at least one business day before the Executive engages in any transaction relating to any Corning securities, and (2) deliver (or cause to be delivered to them) sales prices and related details promptly after the transaction.  This will assist Corning in timely filing Form 4s on Executive’s behalf (under the Power of Attorney previously signed by Executive) with the U.S. Securities and Exchange Commission (“SEC”) within the two business day period specified by applicable SEC rules.

3.
Compensation & Benefits:  As a retiree of Corning, Executive is eligible to receive all of the vested retiree and other benefits he has earned while working for Corning in accordance with the standard provisions of the compensation and benefit programs he is participating in.  Except as otherwise noted in Sections 4 and 5 below, nothing in this Agreement is: (A) intended to provide Executive with any additional or enhanced compensation or benefits as a result of his retirement from Corning, or (B) supersede the provisions of any Corning compensation, retirement or benefit plan as they apply to Executive.

Under the terms of a special restricted stock agreement relating to an award originally granted to Executive on March 12, 2008, effective as of the Last Day Worked, Executive shall forfeit 100% of the shares of Corning stock covered by that award as a result of his retirement before the vesting dates specified in such agreement.

Nothing herein is intended to or will limit Corning’s right to amend or terminate any of its benefit plans in accordance with their respective terms, and Executive’s rights under Corning’s benefit plans are subject to Corning’s right to amend or terminate its benefit plans in accordance with their respective terms.

4.
Cash Payment:  In recognition of Executive’s long and valued service with the Company, the Company shall make a cash payment of $1,000,000 to Executive in December 2010.  As a special cash payment, this amount is not considered to be eligible earnings for purposes of any other Corning compensation, retirement or benefit plan.

PFV Retirement Transition Agreement

5.
Consulting Arrangement:  During the period commencing on the Last Date Worked and ending on December 31, 2012, Corning shall have the right to request of Executive, and Executive shall provide, advice and assistance in respect of matters related to Corning’s operations; provided that Executive will not be required to provide such advice and assistance in respect of matters that he reasonably determines are outside the area of his expertise or knowledge.  .

In consideration of Executive’s agreement to make himself available to the Company to provide such advice and assistance under this Section 5, the Company will pay to Executive an aggregate amount equal to $903,000.  This amount will be paid in eight consecutive quarterly installments of $112,875 each, the first of which will be paid on March 31, 2011.  In addition, Corning will reimburse Executive for all reasonable traveling and business expenses incurred by him at our request, in accordance with Corning’s Travel Policy and Business Expense Guidelines.

If requested by the Company, Executive will devote a reasonable amount of time each week to fulfill his obligations under this Section 5 subject to his personal and professional commitments; provided that in no event will Executive be required to spend more than 16 hours in any week in providing the advice and assistance described herein.

In addition to the confidentiality obligations to which Executive is subject as an employee of Corning, information relating to Corning which we shall make available to Executive from time of time during the course of the consulting arrangement described above shall be treated as confidential and (A) will be used solely in connection with Executive’s performance of the services described above; (B) will not be published or disclosed to any third party (except in connection with Executive's performance of the services described above and except as required by law or legal process); and (C) to the extent in tangible form, will be returned to Corning upon request or when Executive’s need therefor in connection with the provision to Corning of the services described above terminates; provided that the foregoing shall not apply to any information which is, or subsequently may become, through no fault of Executive, publicly available, or which was or becomes available to Executive on a non-confidential basis from a source not known to Executive to be prohibited by a legal, contractual or fiduciary obligation from disclosing such information to Executive.  It is agreed that Executive will treat such information and all materials entrusted to him by or on behalf of Corning with the requisite level of care so as to preserve their confidentiality, and shall return such materials to Corning immediately upon request of Corning.

PFV Retirement Transition Agreement

6.	Other Provisions – Receipt by Executive of the benefits provided in this Agreement is subject to and contingent upon the following provisions:

A)
Non-Solicitation:  In order to prevent improper disclosure or use of confidential information and other trade secrets, and to protect Corning from unfair competition, Executive agrees that, absent the prior express written consent of Corning, until the third anniversary of the Last Day Worked, Executive shall not, directly or indirectly, by himself or through or on behalf of any other person, firm, partnership, company, corporation, representative or agent within the “Restricted Territory” (i) solicit or attempt to solicit or induce any person employed by Corning or any of its affiliates to leave such employment or to breach his or her non-compete and/or non-disclosure agreement, or any other employment agreement, with Corning or (ii) hire any such person.

For the purposes of this Section 6, the "Restricted Territory" consists of the NAFTA countries, and any country, region or state in which Corning or any of its affiliates, directly or indirectly, actively solicits sells, manufactures, develops or provides goods or services as of the Last Day Worked.

B)
General Release:  Executive hereby releases and forever discharges Corning, its subsidiaries and affiliated companies and their respective former, current and future employees, directors, officers and agents (collectively “the Corning Group”) from any and all claims or causes of action of any kind, known or unknown, arising out of his employment with Corning or Executive’s retirement from Corning, including, without limitation, claims of discrimination under the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Employee Retirement Security Act (ERISA), the Worker Adjustment and Retraining Notification Act (WARN) and any other federal or state law.

PFV Retirement Transition Agreement

Executive understands and agrees that this release irrevocably and unconditionally releases and forever discharges any causes of action or claims, known or unknown (including, but not limited to, claims for attorneys fees, expenses and/or costs), arising out of his employment with Corning or Executive's retirement from Corning, that Executive has or may have against any member of the Corning Group,  and/or or any pension or benefit plans of Corning and/or the past, current or future officers, directors, trustees, administrators, agents and employees of any of such pension or benefit plans, for any actions up to and including the Last Day Worked, it being the intention of Executive to effect a general release of all such claims; provided that nothing in this Section 6(B) shall release (i) Corning from any cause of action or claim arising from its breach of any of the provisions of this Agreement or otherwise arising out of actions that occur after the date of this Agreement, (ii) Corning or any pension plan from the failure to pay to Executive any vested pension benefits to which Executive may be entitled under the express provisions of such plan (subject to the vesting requirements of ERISA), (iii) Corning or any of the other benefit plans referenced in Section 3 above under which Executive is expressly entitled (in accordance with the terms of this Agreement) to receive benefits or payments following the Last Day Worked from any failure to provide any benefits or pay any amounts due under such plans, (iv) Executive's eligibility for indemnification, and advancement/payment of expenses, in accordance with applicable laws or the certificate of incorporation or by-laws of Corning, or under any applicable insurance policy, with respect to any liability incurred by Executive as a director, officer or employee of Corning or any of its affiliates, (v) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and any member of the Corning Group are jointly liable or (vi) Executive's right to raise any defenses or counterclaims that may be available to him in any litigation arising out of the employment discrimination claims referred to in the last paragraph of this Section 6.B.

Corning hereby represents and warrants to Executive that, at the time of execution and delivery of this Agreement, the senior management of Corning and its affiliates is not aware of any act or failure to act by Executive which could form the basis of a cause of action or claim against Executive by a member of the Corning Group, except for such claims more fully described in a draft complaint delivered to Corning on or about May 6, 2009 relating to employment discrimination against a third party and of which the Executive is aware.

PFV Retirement Transition Agreement

C)
Non-compete Agreement:  Executive expressly acknowledges that he has entered into, and hereby agrees to abide by all the terms of, the Covenant Not to Compete between Corning and Executive dated as of May 23, 2007, which agreement is incorporated herein by reference as if set forth in its entirety herein.  Executive also acknowledges that during his employment with Corning, he has received and will continue to receive (including in connection with the provision of the consulting services provided above) technology or business information which constitutes Trade Secrets of Corning.  Executive hereby agrees that he will not disclose Trade Secrets to others, or use such Trade Secrets for the benefit of anyone other than Corning.  Further, to prevent the wrongful use or disclosure of Corning’s Trade Secrets, Executive hereby agrees that he will not work in any capacity for another entity in connection with any matter involving either:

(1)	the manufacture, sale, research or development of any product which is directly competitive with any product that became known to Executive during the course of his employment with Corning, or
(2)	the utilization, research or development of any process or equipment that became known to Executive during the course of his employment with Corning.

7.
Indemnification.  Corning hereby agrees to indemnify Executive and to hold him harmless, to the full extent, permitted by applicable laws, with respect to any claims (including through the advancement/payment of expenses), or threatened claims by third party against him arising out of or related to the performance by Executive of the services described in Section 5. but not however greater than the rights of indemnification, and advancement/payment of expenses, available currently to executives under Corning's Certificate of Incorporation or by-laws.

8.
Time for Signing.  Executive acknowledges that he first received this Agreement on or before July 15, 2010 and that to receive the payments and benefits described herein, he must sign, return and not revoke this Agreement as described below.  Executive understands that under the federal Age Discrimination in Employment Act he has twenty-one (21) calendar days from receipt of this Agreement to consider it and consult with his legal counsel before signing and returning it.  Executive agrees that any changes to this Agreement that may be negotiated between him or his legal counsel and Corning, whether material or immaterial, will not restart the time he has to consider and sign this Agreement.  Executive understands that he may sign and return this Agreement at any time before the expiration of the 21-day period.  Executive further understands that for seven (7) calendar days after he signs this Agreement, he can change his mind and revoke it, in writing.  The signed Agreement and, if applicable, written revocation, should be returned within the time periods described above to John P. MacMahon, Senior Vice President, Global Compensation and Benefits, of Corning.

PFV Retirement Transition Agreement

9.
Miscellaneous.  This Agreement shall be governed by the laws of the State of New York applicable to contracts negotiated and executed in that State.  The venue for any action for the enforcement, construction or interpretation of this Agreement shall be in Steuben County, New York, and the parties agree to submit to the jurisdiction of such court and to accept services of process by U.S. mail.

Executive agrees that any breach of this Agreement by him would cause immediate irreparable harm to Corning, which harm may not be reasonably or adequately compensated for by damages.  Accordingly, in addition to any other remedies that Corning may be entitled to, Corning will also be entitled to equitable relief, including a temporary, preliminary or permanent injunction, without the necessity of posting any bond or security, to prevent any breach of this Agreement or to enforce specifically the terms and provisions hereof, and Executive hereby agrees to the imposition of such equitable relief.

Executive acknowledges that he has discussed this Agreement with legal counsel of his choosing, and that he has received such counsel’s advice with respect to the consequences to him of agreeing to the terms hereof.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Corning or Executive.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the terms hereof will be implemented as originally contemplated to the fullest extent possible.

PFV Retirement Transition Agreement

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

Corning Incorporated:

By

John P. MacMahon
Senior Vice President, Global Compensation & Benefits

Executive:

Peter F. Volanakis